Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-254117 and 333-254426) of Coupang, Inc. of our report dated March 3, 2022 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ Samil PricewaterhouseCoopers
Seoul, Korea
March 3, 2022